UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 5, 2011
Date of Report (Date of earliest event reported)
PRGX Global, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 5, 2011, the Board of Directors (the “Board”) of PRGX Global, Inc. (the “Company”) elected William C. Copacino as a Class I director of the Company to serve until the Company’s next annual meeting of shareholders to be held in 2012. The Board has determined that Mr. Copacino meets all applicable independence standards, including the Nasdaq independence requirements.
     Mr. Copacino is President and CEO of Copacino Advisory Services, a consulting firm focused on supply chain innovation. Mr. Copacino brings over 30 years of business experience to the Board and is an internationally recognized leader in the area of supply chain management. He is currently serving as a consultant to Profitect Technologies Ltd., a software solutions provider, and is an external advisor to Deloitte Analytics, LLC, the business analytics unit of Deloitte, LLP. Mr. Copacino previously served as President and Chief Executive Officer of Oco, Inc., a provider of software-as-a-service-based business analytics solutions, from January 2007 until May 2011, when substantially all of Oco’s assets were acquired by Deloitte. Prior to joining Oco, Mr. Copacino served as Group Chief Executive of Global Business Consulting at Accenture. Before joining Accenture as partner in 1989, Mr. Copacino served as the Chief Administrative Officer of C&S Wholesale Grocers, a food distributor and supply chain outsourcer, Vice President and Managing Director of Arthur D. Little, Inc., a global management consulting firm, and in several management roles with General Electric.
     There is no arrangement or understanding between Mr. Copacino and any other person pursuant to which Mr. Copacino was elected as a director of the Company. There are no related party transactions between Mr. Copacino and the Company reportable under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: August 9, 2011